EXHIBIT 99.2

                           STATIA TERMINALS GROUP N.V.
                                  P.O. BOX 170
                       ST. EUSTATIUS, NETHERLANDS ANTILLES
                            TELEPHONE: 011-599-382300
                               FAX: 011-599-382259

FOR IMMEDIATE RELEASE                   Contact:
---------------------
12:00 noon EST - 12/14/99                        Mr. Thomas M. Thompson, Jr.
NASDAQ ticker symbol:  STNV                      Telephone:  (954) 698-0705


                STATIA TERMINALS ANNOUNCES STOCK PURCHASE PROGRAM
            AND COMMENTS ON ANTICIPATED FOURTH QUARTER AVAILABLE CASH
                            AND FUTURE DISTRIBUTIONS

         ST. EUSTATIUS, NETHERLANDS ANTILLES, December 14, 1999 - Statia Terminals Group N.V. ("Statia" or the "Company") (NASDAQ: STNV) announced today that its Board of Directors has authorized the purchase of up to one million of its Series A common shares. The Company plans to purchase the shares from time to time in the open market as conditions warrant.

         The Company believes that given the present financial condition of the Company, its current liquidity, and its future prospects, that the recent market price of the Company's Series A common shares represents an excessive discount to the value of the Company's business. This stock purchase program represents an investment opportunity to maximize shareholder value and constitutes an appropriate use of the Company's resources to benefit the long term interests of the Company and its shareholders.

         Given the anticipated available cash at the end of the fourth quarter of 1999 following the likely need to establish reserves to meet operating, capital, and other cash requirements, the Company estimates that the distribution per common share anticipated to be paid in February 2000 will be substantially below the target quarterly distribution of $0.45 per share and could fall in the range of $0.10 to $0.15 per share. As required by the Company's Articles of Incorporation, the difference between the target quarterly distribution of $0.45 per share and any lesser distribution per share will accrue for payment from the Company's future available cash.

         Statia provides storage, blending, processing and other terminaling services for crude oil, refined products and other bulk liquids to crude oil producers, integrated oil companies, traders, refiners, petrochemical companies and others at its facilities located on the island of St. Eustatius, Netherlands

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Antilles, and at Point Tupper, Nova Scotia, Canada. The Company's facilities, with their deep-water ports, can accommodate substantially all of the world's largest oil tankers. In connection with its terminaling activities, Statia also provides value-added services, including delivery of bunker fuels to vessels, other petroleum product sales, emergency and spill response services, and ship services. The Company is headquartered in Curacao, Netherlands Antilles, and maintains an administrative office in Deerfield Beach, Florida.


            CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This release contains forward-looking statements and projections made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and within the meaning of the Section 27A of the Securities Act of 1933. Such statements and projections are subject to a number of risks and uncertainties. The Company has made every reasonable effort to ensure that the information and assumptions on which these statements and projections are based are current, reasonable and complete. However, actual results in the future could differ materially from those described in the forward-looking statements and projections as a result of fluctuations in the supply of and demand for crude oil and other petroleum products, changes in the terminaling industry, added costs due to changes in government regulations affecting the petroleum industry, the loss of one or more customers, the financial condition of the Company's customers, interruption of operations caused by adverse natural conditions, changes in the United States economy, risks associated with the Year 2000, and other factors detailed in the Company's Securities and Exchange Commission filings. The Company does not undertake any obligation to publicly release the results of any revisions to these forward-looking statements and projections that may be made to reflect any future events or circumstances.

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